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                                                                    EXHIBIT 23.1

                              ACCOUNTANTS' CONSENT


The Board of Directors
First American Corporation:


We consent to the use of our audit report dated January 19, 1996, on the consolidated financial statements of First American Corporation and subsidiaries as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, contained in First American Corporation's 1995 Annual Report on Form 10-K incorporated herein by reference. Our report dated January 19, 1996 contains an explanatory paragraph that refers to changes in accounting principles related to the adoption in 1993 of the provisions of the Financial Accounting Standards Board's Statements of Financial Accounting Standards No. 109, Accounting for Income Taxes; No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions; No. 112, Employer's Accounting for Postemployment Benefits; and No. 115, Accounting for Certain Investments in Debt and Equity Securities. We also consent to the reference to our firm under the heading "Experts" in the prospectus.



/s/ KPMG Peat Marwick LLP


Nashville, Tennessee
November 13, 1996